Exhibit 99.1

ONEOK Partners GP, L.L.C.
CONSOLIDATED BALANCE SHEET

(Unaudited)	June 30, 2009
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$31,803
Accounts receivable, net	397,006
Affiliate receivables	25,966
Gas and natural gas liquids in storage	164,640
Commodity exchanges and imbalances	55,104
Derivative financial instruments (Notes C and D)	18,732
Other current assets	42,039
Total current assets	735,290
Property, plant and equipment
Property, plant and equipment	6,149,684
Accumulated depreciation and amortization	930,031
Net property, plant and equipment	5,219,653
Investments and other assets
Investments in unconsolidated affiliates	735,394
Goodwill and intangible assets	865,085
Other assets	37,841
Total investments and other assets	1,638,320
Total assets	$7,593,263

Liabilities and member’s equity
Current liabilities
Current maturities of long-term debt	$261,931
Notes payable (Note E)	360,000
Accounts payable	541,190
Affiliate payables	23,731
Commodity exchanges and imbalances	165,713
Other current liabilities	150,466
Total current liabilities	1,503,031
Long-term debt, excluding current maturities	2,829,946
Due to ONEOK (Note H)	28,104
Deferred credits and other liabilities
Deferred income taxes	62,764
Other deferred credits	45,837
Total deferred credits and other liabilities	108,601
Commitments and contingencies (Note G)

Member’s equity
Paid in capital	42,360
Accumulated other comprehensive income	399
Retained earnings	99,598
Total ONEOK Partners GP, L.L.C. member’s equity	142,357

Noncontrolling interests in consolidated subsidiaries	2,981,224

Total member’s equity	3,123,581
Total liabilities and member’s equity	$7,593,263
See accompanying Notes to Consolidated Balance Sheet.

ONEOK Partners GP, L.L.C.
NOTES TO CONSOLIDATED BALANCE SHEET
(Unaudited)

A.         NATURE OF OPERATIONS

In this report, references to “we,” “us,” and “our” refer to ONEOK Partners GP, L.L.C. and its subsidiaries.

ONEOK Partners GP, L.L.C. (ONEOK Partners GP), a Delaware limited liability company, is a wholly owned subsidiary of ONEOK, Inc. (ONEOK).  ONEOK Partners GP owns 100 percent of ONEOK Partners, L.P.’s (ONEOK Partners) two percent general partner interest.  Additionally, ONEOK Partners GP owns 500,000 limited partner units of ONEOK Partners.

Balance Sheet Presentation - As general partner, we consolidate ONEOK Partners and its subsidiaries.  Our accompanying unaudited interim Consolidated Balance Sheet has been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and reflects all adjustments that, in our opinion, are necessary for a fair presentation of our financial position as of June 30, 2009.  All such adjustments are of a normal recurring nature.

The unaudited interim Consolidated Balance Sheet and related Notes should be read in conjunction with the Consolidated Balance Sheet and related Notes of ONEOK Partners GP presented as Exhibit 99.1 to the ONEOK Partners Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission on February 25, 2009.

Business Operations - ONEOK Partners is engaged in the gathering, processing, storage and transportation of natural gas in the United States and owns natural gas liquids systems that connect natural gas liquid supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK Partners also owns a 50 percent equity interest in a leading transporter of natural gas imported from Canada into the United States.

B.         ACCOUNTING PRONOUNCEMENTS

The following recently issued accounting pronouncements will affect our Consolidated Balance Sheet during 2009.

Noncontrolling Interests - Statement of Financial Accounting Standards (Statement) 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51,” requires noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity.  Statement 160 was effective for our year beginning January 1, 2009.

Derivative Instruments and Hedging Activities - Statement 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133,” requires enhanced disclosures about how derivative and hedging activities affect our financial position, financial performance and cash flows.  Statement 161 was effective for our year beginning January 1, 2009, and has been applied prospectively.  See Note D for disclosures of our derivative instruments and hedging activities.

Fair Value Measurements - As of January 1, 2009, we have applied the provisions of Statement 157, “Fair Value Measurements,” to assets and liabilities that are measured at fair value on a nonrecurring basis subsequent to initial recognition, and the impact was not material.  See Note C for disclosures of our fair value measurements.

Interim Disclosures about Fair Value - Financial Accounting Standards Board (FASB) Staff Position 107-1 and Accounting Principles Board (APB) Opinion No. 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” require disclosures of fair value of financial instruments for interim reporting periods, which were effective for our quarter ended June 30, 2009.  These disclosures are included in Note C.

Subsequent Events - Statement 165, “Subsequent Events,” establishes standards of accounting for and disclosures of events that occur after the balance sheet date but before consolidated financial statements are issued.  We have evaluated subsequent events through September 15, 2009, the date our Consolidated Balance Sheet was issued, and all required disclosures have been made.

FASB Accounting Standards Codification - Statement 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles,” establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP.  Statement 168 will change the manner in which we reference authoritative accounting principles and will be effective for our Consolidated Balance Sheets issued for interim and annual periods ending after September 15, 2009.

C.         FAIR VALUE MEASUREMENTS

Refer to Notes B and D of the Notes to our December 31, 2008, Consolidated Balance Sheet for a discussion of fair value measurements and the fair value hierarchy.

Recurring Fair Value Measurements - The following table sets forth ONEOK Partners’ recurring fair value measurements for the period indicated.

	June 30, 2009
	Level 1	Level 2	Level 3	Netting (a)	Total
	(Thousands of dollars)
Derivatives
Assets (b)	$-	$10,550	$15,062	$(6,880)	$18,732
Liabilities (c)	$-	$(4,796)	$(3,465)	$6,880	$(1,381)
(a) - ONEOK Partners' derivative assets and liabilities are presented in our Consolidated Balance Sheet on a net basis. ONEOK Partners nets derivative assets and liabilities when a legally enforceable master netting arrangement exists between it and the counterparty to a derivative contract.

(b) - Included in derivative financial instruments in our Consolidated Balance Sheet.
(c) - Included in deferred credits and other liabilities in our Consolidated Balance Sheet.

At June 30, 2009, ONEOK Partners had no cash collateral held or posted under its master netting arrangements.

In accordance with Statement 157, ONEOK Partners categorizes derivatives for which fair value is determined based on multiple inputs within a single level, based on the lowest level input that is significant to the fair value measurement in its entirety.

ONEOK Partners’ derivative instruments categorized as Level 2 include non-exchange traded fixed-price swaps for natural gas and crude oil that are valued based on prices settled on the New York Mercantile Exchange (NYMEX).  ONEOK Partners’ derivative instruments categorized as Level 3 include over-the-counter fixed-price swaps for purity natural gas liquid products and natural gas basis swaps.  These swaps are valued based on information from a pricing service, the forward NYMEX curve for crude oil, correlations of specific natural gas liquid purity products to crude oil and internally developed basis curves incorporating observable and unobservable market data.  ONEOK Partners corroborates the data on which its fair value estimates are based using its market knowledge of recent transactions and day-to-day pricing fluctuations and analysis of historical relationships of data from the pricing service compared with actual settlements and correlations.

Other Financial Instruments - The approximate fair value of cash and cash equivalents, accounts receivable and accounts payable is equal to book value, due to their short-term nature.  The fair value of borrowings under ONEOK Partners’ $1.0 billion amended and restated revolving credit agreement dated March 30, 2007 (Partnership Credit Agreement), approximates the carrying value since the interest rates are periodically adjusted to reflect current market conditions.  The estimated fair value of the aggregate of ONEOK Partners’ senior notes outstanding, including current maturities, approximates the book value of approximately $3.1 billion at June 30, 2009, based on quoted market prices for similar issues with similar terms and maturities.

D.	RISK MANAGEMENT AND HEDGING ACTIVITIES USING DERIVATIVES

Risk Management Activities - ONEOK Partners is sensitive to changes in natural gas, condensate and natural gas liquid prices, principally as a result of contractual terms under which these commodities are processed, purchased and sold.  ONEOK Partners uses physical forward sales and financial derivatives to secure a certain price for a portion of natural gas, condensate and natural gas liquid products.  ONEOK Partners follows established policies and procedures to assess risk and approve, monitor and report risk management activities.  ONEOK Partners has not used these instruments for trading purposes.  ONEOK Partners is also subject to the risk of interest rate fluctuation in the normal course of business.

Commodity price risk - Commodity price risk refers to the risk of loss in cash flows and future earnings arising from adverse changes in the price of natural gas, natural gas liquids and condensate.  ONEOK Partners uses the following commodity derivative instruments to mitigate the commodity price risk associated with a portion of the forecasted sales of these commodities.
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Futures contracts - Standardized exchange-traded contracts to purchase or sell natural gas and crude oil at a specified price, requiring delivery on or settlement through the sale or purchase of an offsetting contract by a specified future date under the provisions of exchange regulations.

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Forward contracts - Commitments to purchase or sell natural gas, crude oil or natural gas liquids for delivery at some specified time in the future.  Forward contracts are different from futures in that forwards are customized and non-exchange traded.

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Swaps - Financial trades involving the exchange of payments based on two different pricing structures for a commodity.  In a typical commodity swap, parties exchange payments based on changes in the price of a commodity or a market index, while fixing the price they effectively pay or receive for the physical commodity.  As a result, one party assumes the risks and benefits of the movements in market prices while the other party assumes the risks and benefits of a fixed price for the commodity.

ONEOK Partners’ Natural Gas Gathering and Processing segment is exposed to commodity price risk, primarily natural gas liquids and natural gas, as a result of receiving commodities in exchange for services associated with ONEOK Partners’ percent of proceeds (POP) contracts.  To a lesser extent, exposures arise from the relative price differential between natural gas liquids and natural gas, or the gross processing spread, with respect to its keep-whole processing contracts.  ONEOK Partners is also exposed to basis risk between the various production and market locations where it buys and sells commodities.  As part of its hedging strategy, ONEOK Partners uses the aforementioned commodity derivative instruments to minimize earnings volatility related to natural gas, natural gas liquids and condensate price fluctuations.  ONEOK Partners reduces its gross processing spread exposure through a combination of physical and financial hedges.  ONEOK Partners utilizes a portion of its POP equity natural gas as an offset, or natural hedge, to an equivalent portion of its keep-whole shrink requirements.  This has the effect of converting its gross processing spread risk to natural gas liquid commodity price risk.  ONEOK Partners hedges a portion of the forecasted sales of the commodities it retains, including natural gas liquids, natural gas and condensate.

ONEOK Partners’ Natural Gas Liquids Gathering and Fractionation segment is exposed to basis risk primarily as a result of the relative value of natural gas liquid purchases at one location and sales at another location.  To a lesser extent, it is exposed to commodity price risk resulting from the relative values of the various natural gas liquid products to each other, natural gas liquids in storage and the relative value of natural gas liquids to natural gas.  ONEOK Partners utilizes fixed-price physical forward contracts to reduce earnings volatility related to natural gas liquid price fluctuations.  At June 30, 2009, ONEOK Partners was not using any financial derivative instruments with respect to its natural gas liquid gathering and fractionation activities.

ONEOK Partners’ Natural Gas Pipelines segment is exposed to commodity price risk because its intrastate and interstate natural gas pipelines collect natural gas from its customers for operations or as part of its fee for services provided.  When the amount of natural gas consumed in operations by these pipelines differs from the amount provided by its customers, ONEOK Partners’ pipelines must buy or sell natural gas, or store or use natural gas from inventory, which can expose ONEOK Partners to commodity price risk depending on the regulatory treatment for this activity.  ONEOK Partners uses physical forward sales to reduce earnings volatility related to natural gas price fluctuations.  At June 30, 2009, ONEOK Partners was not using any financial derivative instruments with respect to its intrastate and interstate pipeline operations.

Interest rate risk - ONEOK Partners manages interest rate risk through the use of fixed-rate debt, floating-rate debt and, at times, interest-rate swaps.  Interest-rate swaps are agreements to exchange an interest payment at some future point based on the differential between two interest rates.  Floating-rate swaps may be used to convert the fixed rates of long-term borrowings into short-term variable rates.

Accounting Treatment - ONEOK Partners accounts for derivative instruments and hedging activities in accordance with Statement 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended.  Under Statement 133, entities are required to record derivative instruments at fair value, with the exception of normal purchases and normal sales that are expected to result in physical delivery.  The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a cash flow hedging relationship and, if so, the reason for holding it.

The table below summarizes the various ways in which ONEOK Partners accounts for derivative instruments and the impact on our Consolidated Balance Sheet.

Accounting Treatment	Recognition and Measurement
Normal purchases and normal sales	- Fair value not recorded
Mark-to-market	- Recorded at fair value
Cash flow hedge	- Recorded at fair value
- Effective portion of the gain or loss on the derivative instrument is reported initially as a component of accumulated other comprehensive income (loss)
Fair value hedge	- Recorded at fair value
- Change in fair value of the hedged item is recorded as an adjustment to its book value

As required by Statement 133, ONEOK Partners formally documents all relationships between hedging instruments and hedged items, as well as risk management objectives, strategies for undertaking various hedge transactions and methods for assessing and testing correlation and hedge ineffectiveness.  ONEOK Partners specifically identifies the forecasted transaction that has been designated as the hedged item with a cash flow hedge.  ONEOK Partners assesses the effectiveness of hedging relationships quarterly by performing a regression analysis on its fair value and cash flow hedging relationships to determine whether the hedge relationships are highly effective on a retrospective and prospective basis.  ONEOK Partners also documents its normal purchases and normal sales transactions that it expects to result in physical delivery and that it elects to exempt from derivative accounting treatment.

Fair Values of Derivative Instruments - Statement 157 defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date.  See Note C for a discussion of the inputs associated with our fair value measurements and our fair value hierarchy disclosures.

As of June 30, 2009, ONEOK Partners had $25.6 million of derivative assets and $8.3 million of derivative liabilities, excluding the impact of netting, all of which related to commodity contracts.

As of June 30, 2009, ONEOK Partners had fixed-price natural gas swaps with a notional quantity of 4.5 billion cubic feet (Bcf) and natural gas basis swaps with a notional quantity of 4.5 Bcf.  Additionally, ONEOK Partners had fixed-price crude oil and natural gas liquid swaps with a notional quantity of 2.0 million barrels.

Fair Value Hedges - At June 30, 2009, none of the interest on our fixed-rate debt was swapped to floating using interest-rate swaps.  See Note F for additional discussion of long-term debt.

Credit Risk - All the commodity derivative contracts ONEOK Partners enters into are with ONEOK Energy Services Company, L.P. (OES), a subsidiary of ONEOK.  OES enters into similar commodity derivative contracts with third parties at ONEOK Partners’ direction and on ONEOK Partners’ behalf.  ONEOK Partners has an indemnification agreement with OES that indemnifies and holds OES harmless from any liability they may incur solely as a result of entering into commodity derivative contracts on ONEOK Partners’ behalf.  Derivative assets for which ONEOK Partners would indemnify OES in the event of a default by the counterparty total $18.7 million at June 30, 2009, and are with investment grade counterparties that are primarily in the oil and gas sector.

E.         CREDIT FACILITIES

ONEOK Partners is required to comply with certain financial, operational and legal covenants under its Partnership Credit Agreement.  Among other things, these requirements include maintaining a ratio of indebtedness to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of no more than 5 to 1.  Adjusted EBITDA is defined as EBITDA, adjusted for all non-cash charges and increased for projected EBITDA from certain lender-approved capital expansion projects.  At June 30, 2009, ONEOK Partners’ ratio of indebtedness to adjusted EBITDA was 4.3 to 1, and ONEOK Partners was in compliance with all covenants under its Partnership Credit Agreement.

At June 30, 2009, ONEOK Partners had $360 million of borrowings outstanding and $586.5 million of credit available under its Partnership Credit Agreement.  At June 30, 2009, it had a total of $49.2 million issued in letters of credit outside of the Partnership Credit Agreement.

Borrowings under its Partnership Credit Agreement are short term in nature, ranging from one day to six months.  Accordingly, these borrowings are classified as short-term notes payable.

F.           LONG-TERM DEBT

Debt Issuance - In March 2009, ONEOK Partners completed an underwritten public offering of $500 million aggregate principal amount of 8.625 percent Senior Notes due 2019 (2019 Notes).  The 2019 Notes were issued under ONEOK Partners’ then-existing shelf registration statement filed with the SEC.

ONEOK Partners may redeem the 2019 Notes, in whole or in part, at any time prior to their maturity at a redemption price equal to the principal amount, plus accrued and unpaid interest and a make-whole premium.  The redemption price will never be less than 100 percent of the principal amount of the 2019 Notes plus accrued and unpaid interest to the redemption date.  The 2019 Notes are senior unsecured obligations, ranking equally in right of payment with all of ONEOK Partners’ existing and future unsecured senior indebtedness, and effectively junior to all of the existing and future debt and other liabilities of its non-guarantor subsidiaries.  The 2019 Notes are nonrecourse to us.

The net proceeds from the 2019 Notes, after deducting underwriting discounts and commissions and expenses, of approximately $494.3 million were used to repay indebtedness outstanding under its Partnership Credit Agreement.

The 2019 Notes are fully and unconditionally guaranteed on a senior unsecured basis by ONEOK Partners Intermediate Limited Partnership (Intermediate Partnership).  The guarantee ranks equally in right of payment to all of the Intermediate Partnership’s existing and future unsecured senior indebtedness.

The terms of the 2019 Notes are governed by an indenture, dated as of September 25, 2006, between ONEOK Partners and Wells Fargo Bank, N.A., as trustee, as supplemented by the Fifth Supplemental Indenture, dated March 3, 2009 (Indenture).  The Indenture does not limit the aggregate principal amount of debt securities that may be issued and provides that debt securities may be issued from time to time in one or more additional series.  The Indenture contains covenants including, among other provisions, limitations on ONEOK Partners’ ability to place liens on its property or assets and to sell and leaseback its property.

The 2019 Notes will mature on March 1, 2019.  ONEOK Partners will pay interest on the 2019 Notes on March 1 and September 1 of each year.  The first payment of interest on the 2019 Notes was made on September 1, 2009.  Interest on the 2019 Notes accrues from March 3, 2009, which was the issuance date.

G.         COMMITMENTS AND CONTINGENCIES

Investment in Northern Border Pipeline - In March 2009, ONEOK Partners made an equity contribution of $4.3 million to Northern Border Pipeline.  Northern Border Pipeline anticipates requiring an additional equity contribution of approximately $76 million from its partners in the third quarter of 2009, of which ONEOK Partners’ share will be approximately $38 million based on its 50 percent equity interest.

Environmental Liabilities - ONEOK Partners is subject to multiple environmental, historical and wildlife preservation laws and regulations affecting many aspects of its present and future operations.  Regulated activities include those involving air emissions, stormwater and wastewater discharges, handling and disposal of solid and hazardous wastes, hazardous materials transportation, and pipeline and facility construction.  These laws and regulations require ONEOK Partners to obtain and comply with a wide variety of environmental clearances, registrations, licenses, permits and other approvals.  Failure to comply with these laws, regulations, permits and licenses may expose ONEOK Partners to fines, penalties and/or interruptions in its operations that could be material to its results of operations.  If a leak or spill of hazardous substances or petroleum products occurs from lines or facilities that it owns, operates or otherwise uses, it could be held jointly and severally liable for all resulting liabilities, including response, investigation and clean-up costs, which could materially affect its results of operations and cash flows.  In addition, emission controls required under the federal Clean Air Act and other similar federal and state laws could require unexpected capital expenditures at its facilities.  We cannot assure that existing environmental regulations will not be revised or that new regulations will not be adopted or become applicable to ONEOK Partners.  Revised or additional regulations that result in increased compliance costs or additional operating restrictions could have a material adverse effect on our business and financial condition.

ONEOK Partners’ expenditures for environmental evaluation, mitigation and remediation have not been significant in relation to our financial position or liquidity as of June 30, 2009.

Legal Proceedings - ONEOK Partners is a party to various litigation matters and claims that are in the normal course of its operations.  While the results of litigation and claims cannot be predicted with certainty, ONEOK Partners believes the final outcome of such matters will not have a material adverse effect on its financial position or liquidity.

H.         RELATED-PARTY TRANSACTIONS

ONEOK Partners records its affiliate transactions on the same basis as transactions with unaffiliated customers.  A portion of ONEOK Partners’ receivables are due from ONEOK and its subsidiaries, which utilize both transportation and storage services.  In addition, ONEOK Partners has receivables relating to the sale of natural gas to ONEOK and its subsidiaries.

ONEOK Partners has certain contractual rights to the Bushton, Kansas natural gas processing plant (Bushton Plant) that is leased by a subsidiary of ONEOK, ONEOK Bushton Processing, Inc. (OBPI).  ONEOK Partners’ Processing and Services Agreement with ONEOK and OBPI sets out the terms by which OBPI provides services at the Bushton Plant through 2012.  ONEOK Partners has contracted for all of the capacity of the Bushton Plant from OBPI.  In exchange, it pays OBPI for all direct costs and expenses of the Bushton Plant, including reimbursement of a portion of OBPI’s obligations under equipment leases covering the Bushton Plant.

ONEOK and its affiliates provide a variety of services to us and to ONEOK Partners, including cash management and financing services, employee benefits provided through ONEOK’s benefit plans, administrative services, insurance and office space leased in ONEOK’s headquarters building and other field locations.

The amount classified as due to ONEOK in our accompanying Consolidated Balance Sheet has no stated maturity date or interest rate.  As of June 30, 2009, ONEOK represented that such amount would not be called within a twelve-month period.  As a result, the amount has been classified as a non-current liability.  The interest rate is calculated periodically based upon ONEOK’s cost of capital.

ONEOK Partners’ derivative contracts with OES are discussed under “Credit Risk” in Note D.

I.         ONEOK PARTNERS CASH DISTRIBUTION AND GENERAL PARTNER INTEREST

Cash Distributions - Under the ONEOK Partners’ partnership agreement, distributions are made to the partners with respect to each calendar quarter in an amount equal to 100 percent of available cash within 45 days following the end of each quarter.  ONEOK Partners’ available cash generally consists of all cash receipts adjusted for cash disbursements and net changes to cash reserves.  ONEOK Partners’ available cash will generally be distributed 98 percent to limited partners and 2 percent to us as the general partner.  As an incentive, our percentage interest in quarterly distributions is increased after certain specified target levels are met.  Under the incentive distribution provisions, we as the general partner receive:
•	15 percent of amounts distributed in excess of $0.605 per unit,
•	25 percent of amounts distributed in excess of $0.715 per unit, and
•	50 percent of amounts distributed in excess of $0.935 per unit.

ONEOK Partners’ income is allocated to the general and limited partners in accordance with their respective partnership ownership percentages.  The effect of any incremental income allocations for incentive distributions that are allocated to us as the general partner is calculated after the income allocation for our general partner partnership interest and before the income allocation to the limited partners.

General Partner Interest - Under the ONEOK Partners’ partnership agreement, in conjunction with the issuance of additional common units, we, as general partner, are required to make equity contributions to ONEOK Partners in order to maintain a 2 percent general partner interest.